Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of ITHAX Acquisition Corp. on Form S-4 Amendment No. 5 [FILE NO. 333-263727] of our report dated March 10, 2022, with respect to our audits of the consolidated financial statements of ITHAX Acquisition Corp. as of December 31, 2021 and 2020, and for the year ended December 31, 2021, and for the period from October 2, 2020 (inception) through December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Boston, MA

June 20, 2022